Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Michelle Swan
Borland Software Corporation
408-863-2962
Michelle.Swan@borland.com

Borland Announces Two New Additions
to Board of Directors

John Olsen and Gregory Slayton to Bring Additional Strategic Operating Experience
to Borland Board

SCOTTS VALLEY, Calif.--February 18, 2005--Borland Software Corporation (NASDAQ NM:BORL), the global leader for Software Delivery Optimization solutions, today announced the appointments of John F. Olsen and Gregory W. Slayton to the Borland board of directors, effective immediately. The two new members bring to the board a diverse set of skills and valuable experience in building and growing world-class software companies.

"We are delighted that John Olsen and Gregory Slayton will join the Borland board of directors," said William Hooper, Borland's Chairman of the Board. "With a tremendous amount of proven operational, financial and strategic experience, both members will bring additional oversight, experience and industry expertise to our already strong board of directors. By expanding the breadth and depth of our board, this announcement marks a significant milestone for our continued growth and strategic direction."

Mr. Olsen is a seasoned board member and Silicon Valley executive with more than 30 years experience in enterprise software and management consulting. Most recently Mr. Olsen served as the President and COO of Business Objects where he played a key role in growing Business Objects from $375M to over $925M in revenue. Mr. Olsen brings extensive background in sales and management consulting across several continents at companies such as Cadence Design Systems, Marimba, KPMG and EDS.

Mr. Slayton is the Managing Director of Slayton Capital, a private venture capital firm in Silicon Valley and Washington D.C. that focuses primarily on emerging technology companies. Mr. Slayton brings a broad range of leadership and management consulting experience as well as deep government relationships. He served as CEO of ClickAction, Inc., a developer of email marketing automation solutions, from 1998 to 2001, and has previously held senior positions at Paramount Studios, an entertainment company. He has also held management roles at McKinsey and Company, a leading business management consulting firm, helping lead several offices across the globe and the firm's telecommunications practice. Mr. Slayton also served on the Board of Directors of Quantum Corporation, a developer of tape backup and archiving technologies, from 2000 to 2004.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in Software Delivery Optimization. The company provides the software and services that align the people, processes and technologies required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit: http://www.borland.com.

All Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.